Exhibit 99.1

BRUSH ENGINEERED MATERIALS INC. RAISES SECOND QUARTER
SALES AND EARNINGS EXPECTATION

Cleveland, Ohio — July 11, 2006 — Brush Engineered Materials Inc. (NYSE-BW) today significantly raised its second quarter 2006 sales and earnings outlook due to stronger than anticipated demand in its key markets.

The Company now expects sales for the second quarter to be in the range of $185.0 million to $188.0 million, up approximately 35% to 40% compared to the second quarter of the prior year. Pre-tax profit is now expected to be in the range of $9.4 million to $10.3 million, up approximately 60% to 80% compared to the prior year. Earnings are anticipated to be in the range of $0.32 to $0.35 per share. The Company had previously published an expected second quarter sales range of $160.0 million to $170.0 million and an earnings range of $0.25 to $0.30 per share.

During the second quarter, the Company experienced stronger than expected demand in the telecommunications and computer, magnetic and optical media, automotive electronics, oil and gas, heavy equipment, and aerospace markets. This stronger demand continues to be driven in part by growth in new products, our geographic expansions and the recent acquisitions. A portion of the higher than previously expected sales is also related to higher metal prices.

Commenting on the improved outlook, Chairman, President and CEO, Dick Hipple stated, “I am encouraged by the significant progress we continue to make with sales and earnings growth. Our strategic initiatives, which include broadening our product breadth, geographic expansion, niche acquisitions and lean manufacturing, are having a significant impact on both our sales growth and our profitability. We look forward to continued progress for the remainder of the year.”

The Company will formally report second quarter results on July 27, 2006.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, magnetic and optical data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Completion of the accounting closing process and actual sales, operating rates and margins for the second quarter of 2006;

•	Our success in developing and introducing new products and applications;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc., commemorating its 75th year in 2006, is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com